     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated February 24, 2022, accompanying the financial statements of Investment Grade Corporate Trust, 5-8 Year Series 36 (included in Invesco Unit Trusts, Taxable Income Series 612) as of October 31, 2021, and for the period from November 30, 2018 (date of deposit) through October 31, 2019 and for each of the two years in the period ended October 31, 2021, and the financial highlights for the period from November 30, 2018 (date of deposit) through October 31, 2019 and for each of the two years in the period ended October 31, 2021, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-215719) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 24, 2022